EXHIBIT 99.1

SurePure Announces Publication of European Food Safety Authority Landmark Opinion that UV-Treated Milk is Safe

New York, NY, January 11, 2016 – SurePure (OTCQB: SURP), a global leader in liquid photopurification, announced today that on January 11, 2016 the European Food Safety Authority (EFSA) published its opinion stating that cow’s milk treated by SurePure’s UltraViolet light photo purification technology after pasteurization in order to extend the shelf life of the milk is safe under the intended conditions of use. Finding that treatment by SurePure’s photo purification technology increases vitamin D3 concentrations in milk, and results in no other significant differences in nutrient content, EFSA’s opinion states that the use of the technology does not give rise either to safety concerns or to concerns about microbiological quality. The opinion affirmatively states that “UV-treated milk is comparable to non-UV-treated milk,” except for the significant increase in the vitamin D3 content, and that no adverse effects are expected from UV-treated milk in substitution for other milk that has been pasteurized.

The landmark opinion resulted from a novel foods application submitted to EFSA by SurePure’s licensee for the United Kingdom and Ireland, which was originally filed in in September 2012 and supplemented in February 2015. The application noted both a 75% increase in shelf life and in the level of vitamin D3 resulting from the use of SurePure’s technology.

The publication of the opinion complements the November 3, 2015 announcement by SurePure of the decision by the Department of Health of South Africa to endorse ongoing studies of SurePure’s technology as an alternative to pasteurization for the treatment of raw milk to make it safe for human consumption. If successful, the program will allow South Africa’s farmers to use the SurePure photo purification technology as an alternative processing method for raw milk.

Guy Kebble, CEO of SurePure stated, “We are very pleased at the progress we are making with our regulatory partners. The EFSA opinion completely validates the position we have taken for 10 years - that both the product that results from the application of our technology and the production process that utilizes our technology, are safe and enhance the economic value of the foods and beverages we treat. The approved application allows for the production of milk with an extended shelf life with minimal additional energy costs. Our strategy now is to leverage both the progress we have made both with the EU and in South Africa to support the commercialization of our technology. The total dairy market in the EU is estimated to be approximately 159 million tons annually based on 2013 data.”

About SurePure

SurePure is a global leader in liquid photo-purification, the green alternative to pasteurisation and chemicals. Using its patented Turbulator technology, SurePure systems use UV-C light to purify microbiologically sensitive liquids, such as wine, fruit juice, milk and animal blood. Although designed to deliver food-grade solutions, it has improved the processing of liquids such as water, brines and sugar syrup solutions. SurePure’s technology can offer greater microbiological efficacy than conventional UV systems and is effective for both clear and turbid liquids, a world first. SurePure believes that its technology offers a greener alternative to comparable heat or chemical-based processes and significant process and energy savings. SurePure also believes that it also provides opportunities for the development of innovative and differentiated products with desired consumer benefits, guaranteed food safety and sound commercial benefits.

For more information, please visit www.surepureinc.com.

Disclaimer

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those other than historical statements of fact, and can be identified by words such as “believes,” “projects,” “anticipates,” “forecasts,” and the like. These statements are based on the Companyʼs estimates, beliefs and assumptions as of the date of this press release and are not a guarantee of any future performance. Forward-looking statements are subject to certain known risks and uncertainties, which are detailed in the Companyʼs periodic filings with the SEC available at www.sec.gov. Management undertakes no obligation to update information contained herein, which is subject to change without notice.